The Prudential Series Fund, Inc.
For the fiscal period ended 06/30/05
File number 811-03623

SUB-ITEM 77D
         Policies With Respect to Security Investment

THE PRUDENTIAL SERIES FUND, INC.
Equity Portfolio

PROSPECTUS DATED May 1, 2004
SUPPLEMENT DATED FEBRUARY 16, 2005

The following replaces the first paragraph under the section of the prospectus entitled "How the Fund is Managed -
Portfolio Managers - Equity Portfolio":

Effective as of February 14, 2005, Spiros "Sig" Segalas is a portfolio manager for the Fund. Spiros "Sig" Segalas, Blair
A. Boyer and David A. Kiefer are the portfolio managers of the portion of the Fund advised by Jennison. Mr. Boyer and Mr. Kiefer are primarily responsible for all aspects of the day to day management of the portion of the Fund managed by Jennison, including but not limited to, purchases and sales of individual securities, portfolio construction, risk assessment, and management of cash flows. Mr. Segalas also participates in the management of the portion of the Fund advised by Jennison.

Mr. Segalas has been in the investment business for over 44 years and has managed equity portfolios for investment companies since 1990. He earned his B.A. from Princeton
University and is a member of The New York Society of Security Analysts, Inc. Mr. Boyer is an Executive Vice President of Jennison. Mr. Boyer came to Jennison in 1993 after ten years with Arnhold & S. Bleichroeder, Inc. In January 2003,
Mr. Boyer joined the growth
equity team, after co-managing international equity portfolios since joining Jennison.
During his tenure as an international equity portfolio manager, he managed the Jennison
International Growth Fund from its inception in March 2000.
Mr. Boyer managed
international equity portfolios at Bleichroeder from 1989 to 1993. Prior to that, he was a research analyst and then a senior portfolio manager in the Verus Capital division at
Bleichroeder. Mr. Boyer graduated from Bucknell University in 1983 with a B.A. in Economics. He received an M.B.A. in Finance from New York University in 1989. Mr. Kiefer,
CFA, is an Executive Vice President of Jennison, which he joined in September 2000. He joined Prudential's management training program in 1986.
From 1988 to 1990, Mr. Kiefer
worked at Prudential Power Funding Associates, making loans to the energy industry. He then left to attend business school, rejoining Prudential in equity asset management in
1992. Mr. Kiefer became a portfolio manager in 1994 at Prudential. Mr. Kiefer earned a
B.S. from Princeton University and an M.B.A. from Harvard
Business School.

PSFSUP57